K-KITZ, INC.

ESCROW AGREEMENT

THIS ESCROW AGREEMENT (the "Agreement"), is made and entered into as of the ___ day of __________ 2009, by and between K-Kitz, Inc., a Delaware corporation (the "Corporation") with a principal office at 1630 Integrity Drive East, Columbus, Ohio 43209, and Fifth Third Bank, _________________________________ (the "Escrow Agent").

WHEREAS, the Corporation is raising additional capital through the sale of up 2,000,000 shares of Common Stock at a price of $0.05 per share (the "Shares" or the "Securities"), and this is a "best efforts/no minimum" offering (the "Offering"), all as described in the Subscription Agreement;

WHEREAS, the Corporation is authorized and desires to commence this Offering promptly;

WHEREAS, the Corporation wishes by this Agreement to provide for the periodic receipt, deposit, safekeeping and disbursement of payments and subscription documents submitted by persons subscribing to shares of common stock pursuant to the Offering; and

WHEREAS, the Escrow Agent has agreed to act as such for the Corporation for the Offering subject to the terms and conditions of this Agreement.

WITNESSETH:

NOW, THEREFORE, for and in consideration of certain payments to be made by Corporation to the Escrow Agent in consideration of its services hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Corporation and the Escrow Agent do hereby covenant and agree as follows:

1.           Appointment of Escrow Agent.  The Corporation does hereby appoint the Escrow Agent as escrow agent for the Offering to perform the functions and provide the services hereinafter provided, and the Escrow Agent does hereby accept the appointment as Escrow Agent upon the terms and conditions set forth in this Agreement.

2.           Receipt and Deposit of Funds.  Persons wishing to subscribe for Securities interests under the offering are required to execute a Subscription Agreement. Prospective investors must pay cash for their subscription. The prospective investor must forward the Subscription Agreement and their subscription cash payment to the Escrow Agent. Funds received by the Escrow Agent pursuant to the Offering shall be held in escrow and deposited promptly and the Subscription Agreement shall be held for the benefit of the Corporation pending disbursement in accordance with the terms and conditions hereof. Checks and money orders should be made payable to "Fifth Third Bank, K-Kitz, Inc. Escrow Account.”  Recognizing that in some cases checks and money orders may be made payable to the Corporation, the Corporation does hereby appoint the Escrow Agent as its lawful attorney-in-fact for the purposes of endorsing said checks and money orders, which promptly upon receipt shall be deposited in a non-interest bearing escrow account for the benefit of the Corporation pending disbursement and release of the funds in accordance with the terms and conditions of this Agreement. The Escrow Agent shall be charged with responsibility to exercise reasonable care and due diligence in the deposit of funds received by it pursuant to the Offering.

3.           Records to Be Kept by the Escrow Agent.  The Escrow Agent shall maintain records of the name, address, and subscription payments for each subscription it receives under the Offering Bank. Subscription Agreements forwarded to the Escrow Agent shall be directed to Fifth Third Bank at the above address for the Escrow Agent, or to such other person as Escrow Agent shall designate in writing. Upon request, the Escrow Agent shall forward to the Corporation a summary of subscriptions received to date.

4.           Funds and Documents to Be Returned If Conditions Not Met.  Subject to the other provisions of this Agreement, the Escrow Agent shall return subscription payments, and the proceeds of all closed subscription loans, plus the Subscription Agreement to any subscriber from whom (a) the Corporation has not accepted the Subscription Agreement, (b) has submitted a Subscription Agreement after the termination of the Offering, which will be 180 days after the offering, unless extended by the Corporation for an additional 90 days, or (c) in the event that 1,000,000 shares are not sold within the 180 days, or within the additional 90 days if extended. If at least 1,000,000 shares are sold within 180 days, or within the additional 90 days, if extended, all money received by us will be retained by us and there will be no refund. There are no minimum purchase requirements for each individual investor. The foregoing notwithstanding, the Escrow Agent shall not be obligated, in any manner, to return any subscription payments which have been disbursed by it in accordance with Section 5 hereof. If the Escrow Agent is required to return documents and the subscription payments pursuant to this paragraph, it shall do so within 14 days after termination of the Offering Period, including any extension thereof.

5.           Funds May Be Paid to Corporation Once Subscription Conditions Are Met.  Upon receipt by the Escrow Agent of: (a) Executed acceptances by Corporation of Subscription Agreements and (b) upon certification by securities counsel for Corporation that the terms of the Offering have been met, and that the Corporation's Stock Transfer Agent has been authorized and notified to duly issue certificates evidencing ownership of the shares of the Corporation's corporate stock to each investor whose Subscription Agreement has been accepted, then Escrow Agent shall disburse the funds held by it in escrow to the Corporation. Funds will be held in escrow by Fifth Third Bank until the Corporation sells at least 1,000,000 shares of common stock. Once the Corporation sells at least 1,000,000 shares of common stock, Fifth Third Bank will release the funds from escrow to the Corporation. If the Corporation does not accept the subscription of a subscriber, as evidenced by written notice to the Escrow Agent, then the Escrow Agent shall return the Subscription Agreement, all related documents, and subscription payment without interest to the Subscriber.

6.           Compensation for Escrow Agent's Services.  It is understood and agreed between the parties to this Agreement that the compensation to be paid to the Escrow Agent hereunder is intended primarily to compensate the Escrow Agent for the record-keeping and processing associated with the performance of its obligations hereunder. The compensation to be paid to the Escrow Agent for its services rendered in connection with this Agreement shall be at its usual and customary rates and it shall be reimbursed any and all expenses it incurs in performing its duties herein.

7.           Escrow Agent's Duties Limited.  The sole responsibility of the Escrow Agent shall be to receive, hold and release the aforesaid Subscription Agreements, documents, and funds in accordance with the provisions hereof. In disbursing funds, the Escrow Agent may rely solely upon documents and events specified in this Agreement. The Escrow Agent shall have no duties and obligations except such as are specifically stated herein. It is specifically understood that Escrow Agent has not rendered any other services or given advice regarding the Offering including, but not limited to, the applicable securities laws or securities aspects of this transaction, the tax laws or tax effect of this transaction, or any assessment of the risks involved in the Offering or the qualifications for any of the Subscribers, or given any investment advice or recommendations, and will decline to do so if asked by the Corporation or any other party to this transaction.

8.           Escrow Agent's Liability Limited.  The Escrow Agent shall not be liable for any error of judgment or act done or committed by it in good faith in connection with its duties as Escrow Agent.

9.           Reliance by Escrow Agent On Documents Presented.  The Escrow Agent hereby is authorized to act upon the assumption that all agreements or documents delivered to it by Corporation and the subscribers to this Offering are genuine and have been duly signed by the proper party or parties. The Escrow Agent shall not be bound by any modification of this Agreement unless the same shall be in writing and be signed by all parties hereto.

10.         Escrow Agent's Duties In the Event of Adverse Claims.  In the event of disagreement between subscribers and Corporation, or upon the presentation an adverse claim or demand on the escrowed funds, the Escrow Agent may, at its option, refuse to perform its duties as Escrow Agent until such time as the disagreement or adverse claim or demand has been fully resolved, judicially or otherwise, and in this regard Escrow Agent shall not be liable for failure to perform its duties during this time.

11.         Escrow Agent Held Harmless.  It is expressly understood and agreed by the parties to this Agreement, and their respective successors and assigns, that the Escrow Agent shall be free and harmless from any and all claims, disputes or defenses which may arise between Corporation or its legal successors and assigns, and the subscribers or any other person which may for any reason have a claim against the funds escrowed hereunder or against Corporation. Corporation hereby agrees to hold the Escrow Agent harmless from and indemnify it for any liability or expense that may be incurred by the Escrow Agent by virtue of any claim, dispute, or defense. If any such claim is asserted, the Escrow Agent may engage counsel of its choice and shall be entitled to reimbursement of reasonable legal fees and expenses to defend it against such claim and, in the event any such claimant is successful in establishing such a claim, Corporation will hold the Escrow Agent harmless and make all payments required to be made pursuant to any final order or judgment that may be entered against the Escrow Agent by a court of competent jurisdiction.

12.         Termination.  This Agreement may be terminated at any time by the written agreement of all parties.

13.         Notices.  Until further notice, all communications and notices given with respect to this Agreement shall be made to the addresses first written above.

14.           Headings.  All headings contained in this Agreement are for convenience and reference only, and shall not constitute a part of this Agreement.

15.           Entire Agreement.  This Agreement is the entire agreement and understanding between the Corporation and the Escrow Agent, and there are no representations, warranties, promises, inducements, covenants or conditions made by any of the parties except as expressly contained herein.

16.           Binding Effect.  This Agreement shall inure to the benefit, and the binding upon, the representatives, successors and assigns of each party.

17.           Governing Law.  This Agreement shall be governed by and interpreted in conformity with, the laws of the Commonwealth of Kentucky without regard to its provisions governing the choice of laws.

18.           Authority.  Both signatories to this Agreement warrant and represent that he has the appropriate authority to execute this Agreement and bind the entity for whom he is signing the Agreement.

           IN WITNESS WHEREOF, the parties have hereunto affixed the following signatures as of the day and year first above written.

K-KITZ, INC.

By:
Jennifer Jarvis
President and Chief Executive Officer

FIFTH THIRD BANK, as Escrow Agent

By:
Name:
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